                                                                       EXHIBIT H


                  PRO FORMA CAPITALIZATION OF XCEL ENERGY INC.
                         AS OF JUNE 30, 2002 (IN 000'S)


                                                          As adjusted for events during          As Adjusted for Proposed
                                                          -----------------------------          -------------------------
                                                              third quarter of 2002                     Transactions
                                                              ---------------------                     ------------

                                   June 30, 2002         Events       August 31, 2002             Event             Proforma
                                   -------------         ------       ---------------             -----             --------
Current Portion of Long
     Term Debt                       890,419    3.7%                 1,041,684        4.2%                  1,041,684       4.1%
Short Term Debt                    2,512,412   10.4%                 2,636,233       10.5%          5       2,036,233       8.0%
Long Term Debt                    12,730,838   52.6%       1,2      13,062,274       52.3%          4      13,662,274      53.8%
                                  ----------   -----                ----------       -----          -      ----------      -----
TOTAL DEBT                        16,133,669   66.7%                16,740,191       67.0%                 16,740,191      65.9%
TOPRS                                494,000    2.0%                   494,000        2.0%                    494,000       1.9%
Preferred Stock                      105,320    0.4%                   105,320        0.4%                    105,320       0.4%
                                  ----------   -----                ----------       -----                 ----------      -----

TOTAL PREFERRED EQUITY               599,320    2.5%                   599,320        2.4%                    599,320       2.4%

Common Stock                       7,372,286   30.5%         3       7,561,863       30.3%          6       7,961,863      31.4%
Minority Interest                     77,628    0.3%                    86,990        0.3%                     86,990       0.3%
                                  ----------   -----                ----------       -----                 ----------      -----
TOTAL COMMON EQUITY                7,449,914   30.8%                 7,648,853       30.6%                  8,048,853      31.7%
TOTAL CAPITALIZATION              24,182,903  100.0%                24,988,364      100.0%                 25,388,364     100.0%
                                  ==========                        ==========                             ==========



1.       $185 million retail debt issue at NSP Minnesota in June
2.       Additional $450 million debt issue at NSP Minnesota in August
3.       Additional retained earnings for net income in July and August
4.       $600 million debt issue at Xcel Energy
5.       $600 million of short term debt retired as result of above issue
6. $400 million of common equity issued at Xcel Energy with $300 million send to NRG and balance kept at Xcel Energy for additional liquidity resulting in no debt reduction